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                                                                  EXHIBIT (g)(6)


ALBRIGHT, STODDARD, WARNICK
& ALBRIGHT
G. MARK ALBRIGHT
Nevada State Bar No. 001394
801 S. rancho Drive, suite D-4
Las Vegas, NV 89106
(702) 384-7111
Attorneys for Plaintiff

FILED SEPTEMBER 14, 1999

                                 DISTRICT COURT
                              CLARK COUNTY, NEVADA

COLLEEN M. THARP on behalf of      )
herself and all others similarly   )          CLASS ACTION COMPLAINT
situated,                          )
                                   )
         Plaintiff,                )
                                   )
   -against-                       )      Arbitration Exemption
                                   )      Claimed Amount In Question
HERBALIFE INTERNATIONAL INC.,      )      Exceeds $40,000.00 and
ROBERT SANDLER, CHRISTOPHER M.     )      Class Action
MINER, MICHAEL E. ROSEN, ALAN D.   )
LIKER, EDWARD J. HALL,             )
CHRISTOPHER PAIR, MARK HUGHES      )
and TIMOTHY GERRITY,               )
-----------------------------------

        Defendants.

       Plaintiff, by her attorneys, for her complaint against defendants, alleges upon personal knowledge with respect to paragraph 2, and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:


                              NATURE OF THE ACTION

       1. This is a stockholder's class action on behalf of the public stockholders of Herbalife International Inc. ("Herbalife" or the "Company"), against certain of its officers and directors and the principal shareholder of Herbalife to enjoin certain actions of defendants related to the proposed acquisition of the outstanding shares of Herbalife common stock by its principal shareholder, to the execution of other bona fide bidders.
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                                  THE PARTIES

       2. Plaintiff Colleen M. Tharp is, and at all relevant times has been, the owner of Class A common stock of defendant Herbalife.

       3. Defendant Herbalife is a Nevada corporation with its principal executive officers located at 1800 Century Park East, Los Angeles, California. Herbalife has two classes of common stock issued and outstanding: Class A voting stock; and non-voting Class B common stock.

       4. Defendants Robert Sandler, Christopher M. Miner, Michael E. Rosen, Alan D. Liker, Edward J. Hall, Christopher Pair, Mark Hughes and Timothy Gerrity are all members of the Company's Board of Directors. In addition, defendant Sandler is Executive Vice President and General Counsel of the Company, defendant Miner is Executive Vice President and Chief Executive-Development and Marketing of the Company, defendant Pair is Chief Operating Officer of the Company, defendant Hughes is Chairman, President, Founder and CEO of the Company and defendant Gerrity is Chief Financial Officer of the Company.

       5. Defendant Hughes owns and controls 54% of the Company's Class A common stock and 58% of the Company's non-voting Class B common stock.

       6. By virtue of their positions as directors and/or officers of Herbalife and/or their exercise of control and dominant ownership over the business and corporate affairs of Herbalife, each and every of the Individual Defendants (especially Hughes) has, and at all relevant times had, the power to control and influence, and did control and influence and cause Herbalife to engage in the practices complained of herein. Each Individual Defendant owed and owes Herbalife and its stockholders fiduciary obligations and was and is required to: use his ability to control and manage Herbalife in a fair, just and equitable manner; act in furtherance of the best interests of Herbalife and it stockholders; refrain from abusing his positions of control; and not to favor his own interests at the expense of Herbalife and its stockholders.

       7. As discussed in detail below, Hughes, in concert with the Individual Defendants, who together control the actions of Herbalife, have breached their fiduciary duties to Herbalife's

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public stockholders by acting to cause or facilitate Hughes's acquisition of the publicly-held shares of Herbalife, to the exclusion of all other bidders, for unfair and inadequate consideration, and colluding in Hughes's coercive tactics in accompanying such buy-out.

     8. Each defendant herein is sued individually as a conspirator and aider and abettor, as well as in the case of the Individual Defendants, in their capacity as directors an/or officers of Herbalife and the liability of each arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                            CLASS ACTION ALLEGATIONS

     9. Plaintiff brings this action individually and as a class action on behalf of all stockholders of Herbalife (excluding from the Class the defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, pursuant to Rule 23 of the Rules of Civil Procedure for the Nevada District Courts (the "Class").

     10.  This action is properly maintainable as a class action.

     11. The Class is so numerous that joinder of all members is impracticable. As of July 31, 1999, Herbalife had 9,982,300 shares of Class A common stock issued and outstanding and 18,604,515 shares of Class B common stock issued and outstanding.

     12. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

          (a) Whether defendants have engaged in and are continuing to engage in conduct which unfairly benefits Hughes at the expense of the members of the Class;

          (b) Whether the Individual Defendants, as officers and/or directors of the Company, and Hughes, the principal stockholder of Herbalife, are violating their fiduciary duties to plaintiff and the other members of the Class;

          (c) Whether plaintiff and other members of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein; and


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            (d)   Whether defendants have initiated and timed their buy-out of
Herbalife shares to unfairly benefit Hughes at the expense of Herbalife's public shareholders.

      13. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of other members of the Class and plaintiff has the same interests as the other members of the Class. Plaintiff is an adequate representative of the Class.

      14. Defendants have acted and are about to act on ground generally applicable to the Class, thereby making it appropriate to render final injunctive, or corresponding declaratory relief, with respect to the Class.

      15. A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted, and no unusual difficulties are likely to be encountered in the management of this class action. Since the damages suffered by individual class members may be relatively small, the expense and burden of individual litigation makes it impossible for members of the Class to individually seek redress for the wrongful conduct alleged.


                            SUBSTANTIVE ALLEGATIONS

      16. On September 13, 1999, after the close of the markets, Herbalife issued a press release announcing that its Board of Directors had accepted a definitive offer from Hughes for a transaction in which all of the outstanding Class A and Class B shares not presently owned by Hughes will be acquired by entities controlled by Hughes for $17 per share cash.

      17. According to the press release, a "Special Committee" composed of purportedly independent directors reviewed the terms of the transaction and approved it. Given Hughes




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stranglehold over the Company and its operations, any review by the Special
Committee is a sham.

      18. Hughes, by reason of his substantial ownership of Herbalife's voting common stock, is in a position to ensure effectuation of the management led leveraged buy-out without regard to its fairness to Herbalife's public shareholders. Hughes and his allies on Herbalife's Board are acting to force Herbalife's public shareholders to relinquish their Herbalife shares without an adequate process to ensure that these shareholders receive the highest price attainable under the circumstances for such shares.

      19. Thus, Hughes has the power and is exercising his power to acquire Herbalife's shares and dictate terms which are in Hughes's best interest, regardless of the wishes or best interests of the class members or the intrinsic value of Herbalife's stock.

      20. Because Hughes is in possession of proprietary corporate information concerning Herbalife's future financial prospects, the degree of knowledge and economic power between Hughes and the class members is unequal, making it grossly and inherently unfair for Hughes to obtain the remaining Herbalife's shares without an adequate process.

      21. By using his domination and control as a means to force the consummation of the leveraged buy-out transaction, Hughes is violating his duties as the Company's principal shareholder.

      22. Defendants, acting in concert, are violating their fiduciary duties owed to the public shareholders of Herbalife and are putting their own personal interests ahead of the interests of Herbalife's public shareholders. To act consistent with their fiduciary duties, the Individual Defendants should evaluate all available alternatives, including negotiating with any other potential suitors, which they have failed to do.

      23. Defendants have initiated an active sales process and, thus, have assumed enhanced duties to maximize shareholder value. In that regard, defendants must adequately ensure that no conflict of interest exists between their own interests and their fiduciary obligations to maximize stockholder value and act in the shareholders' best interests or, if such conflicts exist, to ensure that they will be resolved in the best interests of the Company's public stockholders.



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      24.   Plaintiff seeks preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their rights to realize a full and fair value for their stock at a substantial premium over the market price and to compel defendants to carry out their fiduciary duties to maximize shareholder value in selling Herbalife.

      25.   Defendants' fiduciary obligations require them to:

            (a) act independently so that the interests of Herbalife's public stockholders will be protected;

            (b) adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation of entire fairness or, if such conflicts exist, to ensure that all the conflicts are resolved in the best interests of Herbalife's public stockholders; and

            (c) provide Herbalife's stockholders with truly independent representation in the negotiations with Hughes and the other bidders for the Company.

      26. By reason of the foregoing, defendants have breached and will continue to breach their duties to the public shareholders of Herbalife and are engaging in improper, unfair dealing and wrongful and coercive conduct.

      27. Plaintiff and the Class will suffer irreparable harm unless defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan and scheme.

      28. By reason of the foregoing, defendants have violated the fiduciary duties which each of them owes to plaintiff and the other members of the Class.

      29. Each of the defendants has colluded in and rendered substantial assistance in the accomplishment of the wrongdoing complained of herein. In taking the actions, as particularized herein, to aid and abet and substantially assist the wrongs complained of, all defendants acted with an awareness of the primary wrongdoing and realized that their conduct would substantially assist the accomplishment of that wrongdoing and were aware of their overall contribution to the conspiracy, common scheme and course of wrongful conduct.



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     30.  Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and are prepared to consummate a buy-out on unfair and inadequate terms which will exclude the Class from its fair proportionate share of Herbalife's valuable assets and businesses, all to the irreparable harm of the Class, as aforesaid.

     31. Plaintiff and the other class members are immediately threatened by the acts and transactions complained of herein, and lack an adequate remedy at law.

     WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against defendants as follows:

          A. Declaring that this action is properly maintainable as a class action, and certifying plaintiff as a class representative;

          B. Declaring that the defendants and each of them have committed or participated in a gross abuse of trust and have breached their fiduciary duties to plaintiff and other members of the Class or aided and abetted such breaches;

          C. Enjoining the leveraged buy-out transaction and, if such transaction is consummated, rescinding the transaction;

          D. Requiring defendants to abide by and uphold their fiduciary responsibilities in selling the Company and to fully insulate themselves from any conflicts of interest that interfere with that would interfere with their duties;

          E. Awarding plaintiff and the Class compensatory damages and/or rescissory damages;

          F. Awarding plaintiff the costs and disbursements of this action, including allowance for plaintiff's attorneys' and experts' fees; and

          G. Granting such other, and further relief as this Court may deem to be just and proper.



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                                  JURY DEMAND

     Plaintiff demands a trial by jury of all issues so triable.

DATED: September 14, 1999



                                        ALBRIGHT, STODDARD, WARNICK
                                          & ALBRIGHT

                                        By:  /s/ G. MARK ALBRIGHT
                                            -------------------------------
                                             G. Mark Albright
                                             Nevada Bar No. 001394
                                             William H. Stoddard
                                             Nevada Bar No. 001477
                                             Quail Park Suite D-4
                                             801 South Rancho Drive
                                             Las Vegas, Nevada 89106
                                             (702) 384-7111



Of Counsel:

MILBERG WEISS BERSHAD HYNES
  & LERACH LLP
One Pennsylvania Plaza
New York, NY 10119
(212) 594-5300


LAW OFFICES OF LAWRENCE G. SOICHER
300 Park Avenue, 20th Floor
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